Exhibit 4.4

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES AND ANY SECURITIES ISSUED HEREUNDER OR THEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE LAWS.

No. W-1

WARRANT TO PURCHASE COMMON STOCK OF
ATLANTIC EXPRESS TRANSPORTATION CORP.

Atlantic Express Transportation Corp., a New York corporation (the “Company”), hereby certifies that, for value received, AIRLIE OPPORTUNITY CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (the “Purchaser”), or its registered transferees, successors or assigns (each, a “holder”), is the registered holder of warrants (the ”Warrants”, the term “Warrant” shall include any warrant issued upon transfer or partial exercise of this Warrant, unless the context clearly requires otherwise) to subscribe for and purchase 40,725 shares of the fully paid and nonassessable Common Stock (as adjusted pursuant to Section 6 hereof, the ”Warrant Shares”) of the Company (representing five percent (5%) of the total number of issued and outstanding shares of Common Stock, on a fully diluted basis, as of the date hereof), at a purchase price per share equal to one cent ($0.01) (such price, as adjusted pursuant to Section 6 hereof, the “Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth.

1.                                       Certain Definitions.  As used in this Warrant, the following terms shall have the following respective meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Board of Directors” means:

(1)                                  with respect to a corporation, the board of directors of the corporation;

(2)                                  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)                                  with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Commission” means the Securities and Exchange Commission.

“Common Stock” shall mean the Company’s presently authorized common stock, par value $0.01 per share, and any stock into or for which such Common Stock may hereafter be converted or exchanged

“Equity Registration Rights Agreement” means the registration rights agreement, dated as of March 3, 2005, by and among the Company, the Parent and the Purchaser relating to the Warrant Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the amount set forth in the first paragraph hereof.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Parent” means Atlantic Express Transportation Group, Inc., a Delaware corporation.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

2.                                       Term.  The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the date hereof through and including the close of business on the fourth anniversary of the date hereof (the “Expiration Date”).  Each Warrant not exercised prior to 5:00 p.m., New York City time, on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof shall cease as of such time.

3.                                       Exercise.

(a)                                  Method of Exercise; Payment; Issuance of New Warrant.  Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part and from time to time, from and after the date hereof by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company, and, except as otherwise provided for herein, by the payment to the Company by wire transfer or by certified or official bank check payable to the order of the Company of an amount in cash equal to the then applicable Exercise Price multiplied by the number of Warrant Shares then being purchased.  The person or persons in whose name(s) any certificate(s) representing shares of Common Stock shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised if exercised prior to the close of business on such date;  otherwise, the date of record shall be the next business day.  In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to the holder hereof as soon as possible and in any event within fifteen (15) days after such exercise and, unless this Warrant has been fully exercised, a new Warrant representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof as soon as possible and in any event within such fifteen (15)-day period.

(b)                                 Net Issue Exercise.  In addition to and without limiting the rights of the holder under the terms of this Warrant, the holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being cancelled) on a net basis, without the exchange of any funds, by surrender of this Warrant at the principal office of the Company (with the notice of exercise form and notice of such election attached hereto as Exhibit A duly executed) in which event the Company shall issue to the holder a number of Warrant Shares computed using the following formula:

X = Y (A – B)
A

Where:	X =	the number of shares of Common Stock to be issued to the holder
	Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation)
	A =	the Market Value of one (1) share of Common Stock
	B =	the Exercise Price

The “Market Value” per share of Common Stock as of any date shall equal (i) if Common Stock is primarily traded on a securities exchange, the last sale price on such securities exchange on the trading day immediately prior to the date of determination, or if no sale occurred on such day, the mean between the closing “bid” and “asked” prices on such day, (ii) if the principal market for Common Stock is in the over-the-counter market, the closing sale price on the trading day immediately prior to the date of the determination, as published by the

National Association of Securities Dealers Automated Quotation System or similar organization, or if such price is not so published on such day, the mean between the closing “bid” and “asked” prices, if available, on such day, which prices may be obtained from any reputable pricing service, broker or dealer, and (iii) if neither clause (i) nor clause (ii) is applicable, the fair market value on the date of determination of Common Stock as determined in good faith by the Board of Directors of the Company.

4.                                       Stock Fully Paid; Reservation and Registration of Shares.

(a)                                  All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all taxes, liens, charges, and pre-emptive rights with respect to the issue thereof.  The Company shall pay all transfer taxes, if any, attributable to the initial issuance of the Warrant Shares upon the exercise of this Warrant; provided that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrants or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(b)                                 The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or the authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants.

(c)                                  The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose.  The Company shall keep a copy of this Warrant on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrants.  The holder hereof is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement.  The Company shall supply such Transfer Agent with duly executed certificates for such purposes and shall provide or otherwise make available any cash which may be payable as provided in Section 7 hereof.  The Company shall furnish such Transfer Agent a copy of all notices of adjustments, and certificates related thereto, transmitted to each holder pursuant hereto.

(d)                                 Before taking any action which would cause an adjustment pursuant to Section 6 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company shall take any corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

(e)                                  The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants shall, upon issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

(f)                                    The Company has agreed pursuant to the Equity Registration Rights Agreement to, within 90 days of the Closing Date, use reasonable best efforts to file or amend an existing shelf registration statement on an appropriate form under the Securities Act to cover the resale of the Warrant Shares.  The Company will use reasonable best efforts to cause such registration statement or amendment to become effective within 180 days of the Closing Date. The Company will use its reasonable best efforts to keep such registration statement continuously effective under the Securities Act in order to permit the resale of the Warrant Shares by the holders thereof for the earlier of (i) two years or (ii) until such time as all registrable securities have been sold pursuant to such registration statement. In addition, pursuant to the Equity Registration Rights Agreement, subject to certain limitations, the Company and the Parent have agreed that if at any time after the Closing Date the Company or the Parent proposes to file a registration statement under the Securities Act with respect to an offering by the Company or the Parent, respectively, for its own account or for the account of any holders of its common stock, then the Company or the Parent, respectively, shall give written notice of such proposed filing to the holders of Warrants and Warrant Shares as soon as practicable (but in no event fewer than 20 days before the anticipated filing date) and such notice shall offer such holders the opportunity to register such number of Warrant Shares as each holder may request in writing within 20 days after receipt of such written notice from the Company or the Parent, respectively (which request shall specify the Warrant Shares intended to be disposed of by such selling holder and the intended method of distribution thereof); provided that any holder of Warrants so requesting shall agree, upon or prior to effectiveness of such registration statement, to exercise their Warrants at least to the extent necessary for such holder to acquire the number of Warrant Shares for which such holder has requested registration. The Company or the Parent, respectively, shall use its reasonable best efforts to keep such registration statement continuously effective under the Securities Act until at least the earlier of (i) an aggregate of 180 days after the effective date thereof or (ii) the consummation of the distribution by the holders of all of the Warrant Shares covered thereby.

5.                                       Obtaining Stock Exchange Listings.

The Company shall from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, will be listed on a principal securities exchange, automated quotation system or other market within the United States of America, if any, on which other shares of Common Stock are then listed.

6.                                       Adjustment of Exercise Price and Number of Warrant Shares Issuable.

The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant shall be subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 6.  For purposes of this Section 6, “Common Stock” means shares now or hereafter authorized of any class of common shares of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

In addition to the adjustments required under this Section 6, the Company may, at any time reduce the Exercise Price for any period of time (but not less than 20 Business Days) deemed appropriate by the Board of Directors of the Company.

(a)                                  Adjustment for Change in Capital Stock.  If the Company (i) pays a dividend or makes a distribution on its Common Stock payable in shares of its Common Stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares, (iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock or (v) issues by reclassification of its Common Stock any shares of its capital stock, then the Exercise Price in effect immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which such holder would have owned immediately following such action assuming the exercise of such Warrant immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

If, after an adjustment, a holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Company shall determine, in good faith, the allocation of the adjusted Exercise Price between the classes of capital stock.  After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 6.  Such adjustment shall be made successively whenever any event listed above shall occur.

(b)                                 Adjustment for Rights Issue.  If the Company distributes any rights, options or warrants to all holders of its Common Stock entitling them for a period expiring within 45 days after the record date set forth below to subscribe for shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock, in either case, at a price per share less than the Fair Market Value (as defined in subsection (g) of this Section 6) per share on that record date, the Exercise Price shall be adjusted in accordance with the formula:

O	+	N x P
E’	=	E	x	M
O+N

where:

E’	=	the adjusted Exercise Price.
E	=	the current Exercise Price.
O	=	the number of shares of Common Stock outstanding on the record date.
N	=	the number of additional shares of Common Stock issued pursuant to such rights, options or warrants.
P	=	the aggregate price per share of the additional shares.
M	=	the Fair Market Value per share of Common Stock on the record date.

The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants.  If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Exercise Price shall be immediately readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.

(c)                                  Adjustment for Other Distributions.  If the Company distributes to all holders of its Common Stock any of its assets (including cash), debt securities, preferred stock or any rights or warrants to purchase assets (including cash), debt securities, preferred stock or other securities of the Company, the Exercise Price shall be adjusted in accordance with the formula:

E’	=	E	x	M	-	F
M

where:

		E’	=	the adjusted Exercise Price.
		E	=	the current Exercise Price.
		M	=	the Fair Market Value per share of Common Stock on the record date mentioned below.
		F	=

the fair market value on the record date of the debt securities, preferred stock, assets, securities, rights or warrants to be distributed in respect of one share of Common Stock as determined in good faith by the Board of Directors of the Company.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

This Section 6(c) shall not apply to cash dividends or other cash distributions paid out of consolidated current or retained earnings as shown on the books of the Company prepared in accordance with generally accepted accounting principles.  In addition, this Section 6(c) shall not apply to rights, options or warrants referred to in Section 6(b) hereof.

(d)                                 Adjustment for Common Stock Issue.  If the Company issues shares of Common Stock for a consideration per share less than the Fair Market Value per share on the date the Company fixes the offering price of such additional shares, the Exercise Price shall be adjusted in accordance with the formula:

P
E’	=	E	x	O	+ M
A

where:

		E’	=		the adjusted Exercise Price.
		E	=		the current Exercise Price.
		O	=		the number of shares outstanding immediately prior to the issuance of such additional shares.
		P	=		the aggregate consideration received for the issuance of such additional shares.
		M	=		the Fair Market Value per share on the date of issuance of such additional shares.
		A	=		the number of shares outstanding immediately after the issuance of such additional shares.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

This subsection (d) shall not apply to:

(1)                                  any of the transactions described in subsections (a), (b) and (c) of this Section 6,

(2)                                  the exercise of Warrants, or the conversion, exchange or exercise of other securities convertible into or exchangeable or exercisable for Common Stock the issuance of which requires an adjustment to be made under Section 6(e),

(3)                                  the issuance of Common Stock (and options exercisable therefore) to employees, officers or directors of the Company or its subsidiaries under bona fide employee benefit plans adopted by the Board of Directors and approved by the holders of Common Stock when required by law, if such Common Stock would otherwise be covered by this subsection (d) (but only to the extent that the aggregate number of shares excluded hereby and issued after the date of this Warrant shall not exceed 5% of the Common Stock outstanding at the time of the adoption of each such plan, exclusive of anti-dilution adjustments thereunder),

(4)                                  the issuance of Common Stock to shareholders of any Person which merges into the Company, or with a subsidiary of the Company, in proportion to their stock holdings of such person immediately prior to such merger, upon such merger, provided that if such Person is an Affiliate of the Company, the Board of Directors shall have obtained a fairness opinion from a nationally recognized investment banking, appraisal or valuation firm, which is not an Affiliate of the Company, stating that the consideration received in such merger is fair to the Company from a financial point of view,

(5)                                  the issuance of securities upon the conversion, exchange or exercise of other securities, warrants, options or similar rights if the conversion, exchange or exercise price is not less than the Fair Market Value per share of Common Stock at the time the security, warrant, option or right so converted, exchanged or exercised was issued or granted, or

(6)                                  the issuance of shares of Common Stock pursuant to rights, options or warrants which were originally issued in a Non-Affiliate Sale (as defined below) together with one or more other securities as part of a unit at a price per unit.

(e)                                  Adjustment for Convertible Securities Issue.  If the Company issues any securities convertible into or exchangeable or exercisable for Common Stock (other than securities issued in transactions described in subsections (a), (b) and (c) of this Section 6) for a consideration per share of Common Stock initially deliverable upon conversion, exchange or exercise of such securities less than the Fair Market Value per share on the date of issuance of such securities, the Exercise Price shall be adjusted in accordance with the formula:

P
E’	=	E	x	O	+	M
				O	+	D

where:

		E’	=	the adjusted Exercise Price.
		E	=	the then current Exercise Price.
		O	=	the number of shares outstanding immediately prior to the issuance of such securities.
		P	=	the aggregate consideration received for the issuance of such securities.
		M	=	the Fair Market Value per share on the date of issuance of such securities.

D	=	the maximum number of shares deliverable upon conversion or in exchange for such securities at the initial conversion, exchange or exercise rate.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

If all of the Common Stock deliverable upon conversion, exchange or exercise of such securities have not been issued when such securities are no longer outstanding, then the Exercise Price shall promptly be readjusted to the Exercise Price which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of the actual number of shares of Common Stock issued upon conversion, exchange or exercise of such securities.

This subsection (e) shall not apply to convertible securities issued to shareholders of any Person which merges into the Company, or with a subsidiary of the Company, in proportion to their stock holdings of such person immediately prior to such merger, upon such merger, provided that if such Person is an Affiliate of the Company, the Board of Directors shall have obtained a fairness opinion from a nationally recognized investment banking, appraisal or valuation firm, which is not an Affiliate of the Company, stating that the consideration received in such merger is fair to the Company from a financial point of view.

(f)                                    Consideration Received.  For purposes of any computation respecting consideration received pursuant to subsections (d) and (e) of this Section 6, the following shall apply:

(1)                                  in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(2)                                  in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors (irrespective of the accounting treatment thereof), whose determination shall be conclusive, and described in a Board resolution which shall be delivered to the holder hereof;

(3)                                  in the case of the issuance of securities convertible into or exchangeable or exercisable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion, exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this subsection (f)); and

(4)                                  in the case of the issuance of shares of Common Stock pursuant to rights, options or warrants which rights, options or warrants were originally issued together with one or more other securities as part of a unit at a price per unit, the consideration shall be deemed to be the fair value of such rights, options or warrants at the time of issuance thereof as determined in good faith by the Board of Directors whose determination shall be conclusive and described in a Board resolution which shall be delivered to the holder hereof plus the additional minimum consideration, if any, to be received by the Company upon the exercise, conversion or exchange thereof (as determined in the same manner as provided in clauses (1) and (2) of this subsection (f)).

(g)                                 Fair Market Value.  For purposes of Sections 6(b), (c), (d) and (e) hereof, the “Fair Market Value” per share of Common Stock at any date of determination shall be (1) in connection with a sale by the Company to a party that is not an Affiliate of the Company in an arm’s-length transaction (a “Non-Affiliate Sale”), the price per security at which such security is sold and (2) in connection with any sale by the Company to an Affiliate of the Company, (a) the last price per security at which such security was sold in a Non-Affiliate Sale within the three-month period preceding such date of determination and (b), if clause (a) is not applicable, the fair market value of such security determined in good faith by (i) a majority of the Board of Directors of the Company, including a majority of the Disinterested Directors, and approved in a Board resolution delivered to the holder hereof or (ii) a nationally recognized investment banking, appraisal or valuation firm, which is not an Affiliate of the Company, in each case, taking into account, among all other factors deemed relevant by the Board of Directors or such investment banking, appraisal or valuation firm, the trading price and volume of such security on any national securities exchange or automated quotation system on which such security is traded.

For purposes of this Section 6(g), “Disinterested Director” means, in connection with any issuance of securities that gives rise to a determination of the Fair Market Value thereof, each member of the Board of Directors who is not an officer, employee, director or other Affiliate of the party to whom the Company is proposing to issue the securities giving rise to such determination.

For purposes of this Section 6(g), “Affiliate” of any specified Person means (A) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (B) any director, officer or employee of such specified Person.  For purposes of this definition “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled By” and “Under Common Control With”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(h)                                 When De Minimis Adjustment May Be Deferred.  No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price.  Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 6 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be, it being understood that no such rounding shall be made under subsection (o).

(i)                                     When No Adjustment Required.  With respect to Warrants of any holder, no adjustment need be made for a transaction referred to Section 6(a), (b), (c), (d), (e) or (f) hereof, if such holder is to participate (without being required to exercise its Warrants) in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.  No adjustment need be made for (i) rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest or (ii) a change in the par value or no par value of the Common Stock.  To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the cash.  Interest will not accrue on the cash.

(j)                                     Notice of Adjustment.  Whenever the Exercise Price is adjusted, the Company shall provide the notices required by Section 8 hereof.

(k)                                  Reorganization of Company.  At any time after the date hereof, if the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any Person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the Person to which such sale or conveyance shall have been made, shall execute (i) a supplemental Warrant so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 6(k) and (ii) a supplement to the Equity Registration Rights Agreement providing for the assumption of the Company’s obligations thereunder.  The successor Company shall mail to Warrant holders a notice describing the supplemental Warrant and Equity Registration Rights Agreement.  If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant is an Affiliate of the formed, surviving, transferee or lessee corporation, such issuer shall join in the supplemental Warrant and Equity Registration Rights Agreement.  If this Section 6(k) shall be applicable, Sections 6(a), (b), (c), (d), (e) and (f) hereof shall not be applicable.

(l)                                     Company Determination Final.  Any determination that the Company or the Board of Directors must make pursuant to Section 6(a), (c), (d), (e), (f), (g), (h) or (i) hereof is conclusive.

(m)                               When Issuance or Payment May Be Deferred.  In any case in which this Section 6 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price and (ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Section 7 hereof; provided that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

(n)                                 Adjustment in Number of Shares.  Upon each adjustment of the Exercise Price pursuant to this Section 6, each Warrant outstanding prior to the making of the adjustment in the Exercise Price shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of shares of Common Stock (calculated to the nearest hundredth) obtained from the following formula:

N’	=	N	x	E
E’

where:

		N’	=	the adjusted number of Warrant Shares issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.
		N	=	the number of Warrant Shares previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.
		E’	=	the adjusted Exercise Price
		E	=	the Exercise Price prior to adjustment.

(o)                                 Form of Warrants.  Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

7.                                       Fractional Interests.

The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants.  If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented.  If any fraction of a Warrant Share would, except for the provisions of this Section 7, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Fair Market Value per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent.

8.                                       Notices to Warrant Holders.

(a)                                  Upon any adjustment of the Exercise Price pursuant to Section 6 hereof, the Company shall promptly thereafter (i) cause to be delivered to the holder hereof a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company) setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the Exercise Price, upon exercise of a Warrant and payment of the adjusted Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (ii) cause to be given to the holder hereof written notice of such adjustments by first-class mail, postage prepaid.

Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 8.

(b)                                 In the event:

(i)                                     that the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants;

(ii)                                  that the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than dividends or cash distributions paid out of consolidated current or retained earnings as shown on the books of the Company prepared in accordance with generally accepted accounting principles or dividends payable in shares of Common Stock or distributions referred to in Section 8(a) hereof);

(iii)                               of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock;

(iv)                              of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(v)                                 that the Company proposes to take any action (other than actions of the character described in Section 6(a) hereof) which would require an adjustment of the Exercise Price pursuant to Section 6 hereof;

then the Company shall cause to be given to the holder hereof at least 20 days (or 10 days in any case specified in clauses (i) or (ii) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (x) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (z) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 8 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

(c)                                  Nothing contained in this Warrant shall be construed as conferring upon the holder hereof the right to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

9.                                       Reports.  The Company agrees with each holder, for so long as any Warrants or Warrant Shares remain outstanding and during any period in which the Company (i) is not subject to Section 13 or 15(d) of the Exchange Act, to make available, upon request of any holder, to such holder or beneficial owner of Warrants or Warrant Shares in connection with any sale thereof and any prospective purchaser of such Warrants or Warrant Shares designated by such holder or beneficial owner, the information required by Rule 144(A)(d)(4) under the Act in order to permit resales of such Warrants or Warrant Shares pursuant to Rule 144A, and (ii) is subject to Section 13 or 15(d) of the Exchange Act, to make all filings required thereby in a timely manner in order to permit resales of such Warrants or Warrant Shares pursuant to Rule 144A.

10.                                 Transfer of Warrant.

(a)                                  Warrant Register.  The Company will maintain a register (the “Warrant Register”) containing the names and addresses of the holder or holders of the Warrants.  Any holder of this Warrant, or any portion thereof may change his or her address as shown on the Warrant Register by written notice to the Company requesting such change.  Any notice or written communication required or permitted to be given to the holder may be delivered or given by mail to such holder as shown on the Warrant Register and at the address shown on the Warrant Register.  Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

(b)                                 Warrant Agent.  The Company may, by written notice to the holder, appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 10(a) above, issuing the Common Stock or other securities then issuable upon the exercise of this Warrant, exchanging this Warrant, replacing this Warrant, or any or all of the foregoing.  Thereafter, any such registration, issuance, exchange, or replacement, as the case may be, shall be made at the office of such agent.

(c)                                  Transferability and Non-negotiability of Warrant.  This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company).  Subject to the provisions of this Warrant with respect to compliance with federal and state securities laws, title to this Warrant may be transferred by endorsement (by the holder executing the Assignment Form attached hereto as Exhibit B) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

(d)                                 Exchange of Warrant Upon a Transfer.  On surrender of this Warrant for exchange, properly endorsed on the Assignment Form and subject to the provisions of this Warrant with respect to compliance with federal and state securities laws and with the limitations on assignments and transfers contained in this Section 10, the Company at its expense shall issue to or on the order of the holder a new warrant or warrants of like tenor, in the name of the holder or as the holder may direct, for the number of shares issuable upon exercise hereof.

(e)                                  Compliance with Securities Laws.

(i)                                     The holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the shares of Common Stock to be issued upon exercise hereof or conversion thereof are being acquired solely for the holder’s own account and not as a nominee for any other party, and for investment, and that the holder will not offer, sell or otherwise dispose of this Warrant or any shares of Common Stock to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Securities Act or any state securities laws.  Upon exercise of this Warrant, the holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of Common Stock so purchased are being acquired solely for the holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale that would violate the Securities Act.

(ii)                                  The holder of this Warrant, by acceptance hereof, hereby represents and warrants as follows:

(A)                              Such holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Such holder must bear the economic risk of this investment indefinitely unless the Warrant Shares, if issued, are registered pursuant to the Securities Act, or an exemption from registration is available.

(B)                                Such holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(C)                                Such holder has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Such holder has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(iii)                               This Warrant, the Warrant Shares and any other securities issued upon exercise hereof or conversion thereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES AND ANY SECURITIES ISSUED HEREUNDER OR THEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE LAWS.

11.                                 Replacement of Warrants or Stock Certificates.  The Company covenants to the holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any loss, theft or destruction, upon receipt of an executed lost securities bond or indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such mutilated Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

12.                                 Amendment.  Any amendment or supplement to this Warrant shall require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its Affiliates). The consent of each holder of Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant).

13.                                 Notices.  Unless otherwise specifically provided herein, all communications under this Warrant shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to a number provided to a party specifically for such purposes, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to each such holder at its address as shown on the books of the Company or to the Company or the Purchaser at the address indicated below.

To the Company at:

Atlantic Express Transportation Corp.

7 North Street

Staten Island, New York 10302-1205

Telecopier No.:  (718) 442-9103

Attention:  Chief Financial Officer

With a copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 100

New York, New York 10022-4834

Telecopier No.:  (212) 751-4864

Attention:  Robert A. Zuccaro, Esq.

To the Purchaser at:

Airlie Opportunity Capital Management, L.P.

115 East Putnam Avenue

Greenwich, Connecticut 06830

Telecopier No.: 203-661-0479

Attention: Adam Goodfriend

With a copy to:

Satterlee Stephens Burke & Burke LLP

230 Park Avenue, Suite 1130

New York, New York 10169

Telecopier No.: 212-818-9606

Attention: William M. Jackson, Esq.

Any party hereto may change its address for purposes of this Section 14 by giving the other party written notice of the new address in the manner set forth herein.

14.                                 Binding Effect on Successors.  This Warrant shall be binding upon any person or entity succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Common Stock issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

15.                                 Descriptive Headings.  The descriptive headings of the several sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

16.                                 Governing Law.

(i) THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE COMPANY AND THE HOLDER HEREOF, BY ACCEPTANCE OF THIS WARRANT,  AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT.

EACH OF THE COMPANY AND THE HOLDER HEREOF IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUPREME COURT OF NEW YORK, NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, NEW YORK COUNTY.

17.                                 Waiver of Jury Trial.  EACH OF THE COMPANY AND THE HOLDER HEREOF HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT.

18.                                 Benefits of this Warrant.  Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the registered holders of Warrants any legal or equitable right, remedy or claim under this Warrant; but this Warrant shall be for the sole and exclusive benefit of the Company and the registered holders of Warrants.

19.                                 Remedies.  In case any covenant or agreement contained in this Warrant shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on its behalf by one of its officers thereunto duly authorized as of the date first set forth above.

ATLANTIC EXPRESS TRANSPORTATION CORP.

By:	/s/ Domenic Gatto
Name:	Domenic Gatto
Title:	President and CEO

EXHIBIT A

NOTICE OF EXERCISE

To:                              ATLANTIC EXPRESS TRANSPORTATION CORP.

1.                                       The undersigned hereby:

☐                                    Elects to purchase        shares of Common Stock of                                 , pursuant to the terms of Section 3(a) of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

☐                                    Elects to exercise this Warrant for the purchase of       shares of Common Stock, pursuant to the terms of Section 3(b) of the attached Warrant.

2.                                       Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3.                                       The undersigned represents that the aforesaid shares are being acquired for the account of the person(s) specified in paragraph 2 of this Notice of Exercise for investment and not with a view to, or for resale in connection with, the distribution thereof and that the person(s) specified in paragraph 2 of this Notice of Exercise have no present intention of distributing or reselling such shares. The undersigned expressly reaffirms that the representations and warranties of the undersigned set forth in Section 10(e)(ii) of the attached Warrant are true and current with respect to each person specified in paragraphs 2 and 4 of this Notice of Exercise as of the date hereof. The undersigned acknowledges and agrees that the aforesaid shares shall be issued subject to and in compliance with the terms and conditions of the attached Warrant, including the inclusion of the legend prescribed in Section 10(e)(iii) of the attached Warrant.

(Signature)	(Date)

4.                                       Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

Date:	By: (Warrantholder)

Name: (Print)

Its:

EXHIBIT B
FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	No. of Shares

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Warrant and the shares of stock to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Warrant or any shares of stock to be issued upon exercise hereof or conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.  Further, the Assignee has acknowledged that upon exercise of this Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of stock so purchased are being acquired for investment and not with a view toward distribution or resale.

Dated:

Signature of holder